Exhibit 10.10
SPIRIT AVIATION HOLDINGS, INC.

2025 INCENTIVE AWARD PLAN

NON-EMPLOYEE DIRECTOR
RESTRICTED STOCK UNIT AWARD GRANT NOTICE AND
RESTRICTED STOCK UNIT AWARD AGREEMENT

Annual Equity Retainer
Spirit Aviation Holdings, Inc., a Delaware corporation (the “Company”), pursuant to its 2025 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the individual listed below (“Participant”), an award of restricted stock units (“Restricted Stock Units”), effective as of the Grant Date set forth below (“Grant Date”). This award of Restricted Stock Units is subject to all of the terms and conditions as set forth in this Grant Notice (this “Grant Notice”) and in the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Award Agreement” and, together with this Grant Notice, this “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms not specifically defined in this Agreement shall have the meanings specified in the Plan.

Participant’s Name:	[•]
Grant Date:	[•]
Vesting Commencement Date:	[•]
Total Number of Restricted Stock Units:	[•]
Vesting Schedule: As set forth in the Award Agreement

By his or her signature and the Company’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Award Agreement and this Grant Notice. Participant has reviewed the Award Agreement, the Plan and this Grant Notice in their entirety, and fully understands all provisions of the Award Agreement, the Plan and this Grant Notice. Additionally, by signing below, Participant agrees that Participant has read, fully understands and agrees to abide by the terms of the Company’s Insider Trading Policy and has read and fully understands the plan prospectus and prospectus Supplement, if applicable, copies of which have been provided to Participant. In addition, by signing below, Participant agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Section 4.3 of the Agreement by (i) withholding shares of Common Stock otherwise issuable to Participant upon vesting and/or settlement of the Restricted Stock Units, (ii) instructing a broker on Participant’s behalf to sell shares of Common Stock otherwise issuable to Participant upon vesting and/or settlement of the Restricted Stock Units and submit the proceeds of such sale to the Company, or (iii) using any other method permitted by the Plan or Section 4.3 of the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or relating to the Restricted Stock Units.

The Agreement is hereby accepted and the terms and conditions of the Agreement are hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Participant (including through an online acceptance process) is acceptable.

SPIRIT AVIATION HOLDINGS, INC. By:___________________________ Name: ________________________ Title: _________________________	PARTICIPANT By:___________________________ Name: ________________________

EXHIBIT A

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE
RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement (this “Award Agreement”) is attached, Spirit Aviation Holdings, Inc., a Delaware corporation (the “Company”), has granted to Participant an award of restricted stock units (“Restricted Stock Units” or “RSUs”) under the Company’s 2025 Incentive Award Plan, as amended from time to time (the “Plan”).
ARTICLE I
GENERAL
1.1    Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.
1.2    General. Each Restricted Stock Unit shall constitute a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Company’s Common Stock (“Share”) (subject to adjustment as provided in Section 14.2 of the Plan) solely for purposes of the Plan and this Agreement. The Restricted Stock Units shall be used solely as a device for the determination of the payment to eventually be made to Participant if such Restricted Stock Units vest pursuant to Article III hereof. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind.
1.3    Incorporation of Terms of Plan. Restricted Stock Units are subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Award Agreement, the terms of the Plan shall control.
ARTICLE II
GRANT OF RESTRICTED STOCK UNITS
2.1    Grant of Restricted Stock Units. In consideration of Participant’s past and/or continued service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice, the Company grants to Participant an award of Restricted Stock Units as set forth in the Grant Notice, subject to the terms and conditions set forth in the Plan, this Award Agreement and the Grant Notice.
2.2    Company’s Obligation to Pay. Each Restricted Stock Unit has a value equal to the Fair Market Value of a Share on the date it becomes vested. Unless and until the Restricted Stock Units will have vested in the manner set forth in Article III hereof, Participant will have no right to payment with respect to the Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
2.3    Dividend Equivalents. Dividend equivalents will accrue and be credited to the Restricted Stock Units granted hereunder on the same terms as dividends are paid to holders of Common Stock. Such dividend equivalents will be paid in cash (valuing any dividends in the form of property at the Fair Market Value thereof), without interest, on the Settlement Date. For the avoidance of doubt, to the extent any of the Restricted Stock Units are forfeited without payment of any consideration, any dividend equivalents corresponding to such forfeited Restricted Stock Units shall automatically be forfeited and cancelled for no consideration.

ARTICLE III
VESTING; TERMINATION OF SERVICE
3.1    RSUs. Except as otherwise provided in Section 3.2(a), the RSUs shall one hundred percent (100%) vest on the earlier to occur of (A) a Change in Control and (B) the one-year anniversary of the Vesting Commencement Date set forth in the Grant Notice (the “Vesting Commencement Date,” and the earlier to occur of (A) and (B), the “End Date”), subject to Participant’s continuous service to the Company through the End Date.
3.2    Termination of Service.
(a) General. Upon a Termination of Service by the Participant for any reason, all unvested Restricted Stock Units will be automatically forfeited and cancelled without the payment of any consideration, and the Participant shall have no rights to, or interests in, such Restricted Stock Units (including any accrued dividend equivalents) or the underlying shares of Common Stock.

ARTICLE IV
SETTLEMENT
4.1    Settlement of the Award.
(a) Issuance of Shares of Stock. The Company shall issue one (1) share of Common Stock to the Participant (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its sole discretion) with respect to each vested RSU no later than thirty (30) days following the vesting date of such RSUs (such date of settlement, a “Settlement Date”).
(b) Beneficial Ownership of Shares; Certificate Registration. The Participant hereby authorizes the Company, in its sole discretion, to deposit any or all shares of Stock acquired by the Participant pursuant to the settlement of the Award with the Company’s transfer agent, including any successor transfer agent, to be held in book entry form, or to deposit such shares of Common Stock for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Company has notice. Except as provided by the foregoing, if applicable, a certificate for the shares of Common Stock acquired by the Participant may be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.
(c) Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of shares of Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No shares of Stock may be issued hereunder if the issuance of such shares of Stock would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the shares of Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares of Stock subject to the Award shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

(d) Fractional Shares. The Company shall not be required to issue fractional shares of Stock upon settlement of any Restricted Stock Units.
4.2    Rights as Stockholder. The Participant shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, any dividend rights and voting rights, in respect of the Restricted Stock Units and any shares of Common Stock underlying the Restricted Stock Units and deliverable hereunder unless and until such shares of Common Stock shall have been actually issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).
4.3    Tax Obligations.
(a) Participant’s Sole Responsibility. The Participant shall be solely responsible for satisfying any applicable federal, state and local tax obligations and non-U.S. tax obligations in connection with the Restricted Stock Units or otherwise in connection with this Agreement, and none of the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold Participant (or any beneficiary) harmless from any or all of such taxes.
(b) Methods for Satisfying Tax Obligations. If applicable, then notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to require payment by Participant of any sums required by applicable law to be withheld with respect to the grant or vesting of the Restricted Stock Units or the issuance of the shares of Common Stock in respect of the Restricted Stock Units upon settlement thereof. Such payment shall be made in the manner determined by the Company in its sole discretion, and may be made by deduction from other compensation payable to the Participant or in such other form of consideration acceptable to the Company, which may include:
(i)    Cash or check;
(ii)    Surrender of shares of Common Stock held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the minimum amount required to be withheld by statute; or
(iii)    Other property acceptable to the Company in its sole discretion (including, without limitation, through the delivery of a notice that Participant has placed a market sell order with a broker with respect to shares of Common Stock payable pursuant to the Restricted Stock Units, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of its withholding obligations; provided that payment of such proceeds is then made to the Company at such time as may be required by the Company, but in any event not later than the settlement of such sale).
If applicable, the Company shall not be obligated to deliver any new certificate representing shares of Common Stock to Participant or Participant’s legal representative or enter such shares of Common Stock in book entry form unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of Participant resulting from the grant or vesting of the Restricted Stock Units or the issuance of shares of Common Stock pursuant to the Restricted Stock Units upon settlement thereof.
4.4    Conditions to Delivery of Shares. Subject to Section 11.4 of the Plan and Article IV hereof, the shares of Common Stock deliverable hereunder, or any portion thereof, may be either previously authorized but unissued shares of Common Stock or issued shares of Common Stock which have then been reacquired by the Company. Such shares of Common Stock shall be fully paid and nonassessable. The

Company shall not be required to issue or deliver any shares of Common Stock deliverable hereunder or portion thereof prior to fulfillment of all of the following conditions:
(a) The admission of such shares of Common Stock to listing on all stock exchanges on which such Common Stock is then listed (if applicable);
(b) The completion of any registration or other qualification of such shares of Common Stock under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;
(c) The obtaining of any approval or other clearance from any federal, state or local governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;
(d) The receipt by the Company of full payment for such shares of Common Stock, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 4.3 hereof; and
(e) The lapse of such reasonable period of time following the vesting of any Restricted Stock Units as the Administrator may from time to time establish for reasons of administrative convenience.
ARTICLE V
OTHER PROVISIONS
5.1    Administration. The Administrator shall have the power to interpret the Plan, this Award Agreement and the Grant Notice and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation taken or made, or omitted to be taken or made, under or with respect to the Plan, this Award Agreement, the Grant Notice or the Restricted Stock Units (unless constituting fraud or a willful criminal act or omission). The duties and obligations of the Company, the Administrator and each member of the Administrator shall be determined only with reference to the Plan and this Award Agreement, and no implied duties or obligations shall be read into the Plan, this Award Agreement or the Grant Notice on the part of the Company, the Administrator or any member of the Administrator.  Under no circumstances shall the Company, the Administrator or any member of the Administrator be obligated to prove good faith for any purpose, it being specifically understood and agreed that the Administrator and each member of the Administrator shall be presumed in all instances to have acted in good faith.  To overcome this presumption of good faith, Participant shall have the burden of proving, by clear and convincing evidence, that the Administrator or the member of the Administrator, as the case may be, intentionally acted in bad faith.
5.2    Adjustments upon Certain Events. Upon the occurrence of certain events relating to the Common Stock contemplated by Section 14.2 of the Plan, the Administrator shall make such adjustments the Administrator deems appropriate to the Restricted Stock Units (including to the number and kind of securities that may be issued in respect of the Restricted Stock Units). Participant acknowledges that the Restricted Stock Units are subject to amendment, modification and termination in certain events as provided in this Agreement and Article 14 of the Plan.
5.3    Grant is Not Transferable. During the lifetime of Participant, the Restricted Stock Units and the rights and privileges conferred hereby will not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed in any way (whether by operation of law or otherwise), and will not be subject to sale under execution, attachment or similar process, unless and until the shares of Common Stock underlying the Restricted Stock Units have been issued. Upon any attempt to sell, transfer, assign, pledge, hypothecate or otherwise dispose of the RSUs, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, the Restricted Stock Units and the rights and privileges conferred hereby immediately will become null and void. Unless and until the shares of Common Stock underlying the Restricted Stock Units have been issued, neither the Restricted Stock Units nor any interest or right therein shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect. Notwithstanding anything herein to the contrary, this Section 5.3 shall not prevent transfers by will or applicable laws of descent and distribution; provided, however, that all such transfers shall be subject to the terms and conditions of the Plan, the Grant Notice and this Award Agreement.
5.4    Successors and Assigns. The Company may assign any of its rights under this Agreement and the Grant Notice to single or multiple assignees, and this Award Agreement and the Grant Notice shall inure to the benefit of, and be binding upon, the successors and assigns of the Company. Subject to the limitation on the transferability of the Restricted Stock Units contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
5.5    Notices. Any notice to be given under the terms of this Award Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal executive office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 5.5, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
5.6    Captions; Titles. Captions and titles provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
5.7    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Award Agreement and the Grant Notice, regardless of the law that might be applied under principles of conflicts of laws.
5.8    Conformity to Securities Laws. Participant acknowledges that the Plan, this Award Agreement and the Grant Notice are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Stock Units are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan, this Award Agreement and the Grant Notice shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
5.9    Amendments, Suspension and Termination. To the extent permitted by the Plan, the Administrator or the Board may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Award Agreement, the Grant Notice and/or the Restricted Stock Units granted hereunder, prospectively or retroactively (including after Participant’s termination of service with the Company); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of Participant with respect to the Restricted

Stock Units granted hereunder shall not to that extent be effective without Participant’s consent unless the Committee or the Board, as applicable, determines that such either is required or advisable in order for the Company, the Plan or the award of Restricted Stock Units made hereunder to satisfy any applicable law or regulation. Nothing in this Award Agreement or the Grant Notice shall restrict in any way the adoption of any amendment, modification, suspension or termination to the Plan in accordance with the terms of the Plan.
5.10    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Award Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Restricted Stock Units and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
5.11    Not a Contract of Employment or Service. Nothing in the Plan, this Award Agreement or the Grant Notice shall confer upon Participant any right to continue to serve as an employee, director or other service provider of the Company or any of its Affiliates.
5.12    Entire Agreement. The Plan, the Grant Notice and this Award Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings, discussions, term sheets and agreements of the Company or any of its Affiliates (including shareholders) and Participant with respect to the subject matter hereof, and Participant shall have no further claims, rights or entitlements thereunder or otherwise with respect thereto.
5.13    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Award Agreement and the Grant Notice create only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust or separate fund of any kind, or a fiduciary relationship between the Company, any Affiliate of the Company, or the Administrator, on the one hand, and Participant or other person or entity, on the other hand. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Restricted Stock Units, and rights no greater than the right to receive shares of Common Stock as a general unsecured creditor with respect to the Restricted Stock Units, as and when payable hereunder.
5.14    Counterparts. This Agreement may be executed by electronic signature and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
5.15    Section 409A of the Code.
(a) Notwithstanding anything herein to the contrary, this Agreement and the Restricted Stock Units granted hereunder are intended to comply with, or be exempt from, the provisions of Section 409A of the Code, and shall be construed and interpreted in a manner consistent with such intent. Notwithstanding the foregoing, the Company does not guarantee that any payment under this Agreement complies with, or is exempt from, Section 409A of the Code, and neither the Company, its subsidiaries or Affiliates, nor their respective executives, members, partners, directors, officers, or affiliates shall have any liability or obligation with respect to any failure of any payments or benefits under this Agreement to comply with Section 409A of the Code. No payment, benefit or consideration shall be substituted for the Restricted Stock Units granted hereunder if such action would result in the imposition of taxes under Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, if any provision of this Agreement would result in the imposition of taxes under Section 409A of the Code, that provision shall be reformed, to the extent permissible under Section 409A of the Code, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights with respect to the Restricted Stock Units granted hereunder. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of the Participant in connection with the Restricted Stock Units granted hereunder (including any taxes or penalties under Section 409A of the Code).
(b) Notwithstanding anything in this Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of the Restricted Stock Units granted hereunder that are “nonqualified deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to the Participant prior to the date that is six months after the date of the Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any six-month delay, all such delayed payments will be paid in a single lump sum (without interest) on the earliest date permitted under Section 409A of the Code that is also a business day.
(c) References in this Agreement to “termination” or “termination of service” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of the Restricted Stock Units granted hereunder is designated as a separate payment.